EXHIBIT 10.1

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                            STOCK PURCHASE AGREEMENT

                                  by and among

                ARTESYN TECHNOLOGIES COMMUNICATION PRODUCTS, INC.

                             REAL-TIME DIGITAL, INC.

                                       and

                          THE SELLER SIGNATORIES HERETO

                              --------------------

                             Dated: January 12, 2001




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

                                TABLE OF CONTENTS

1.       Sale and Purchase of the Company Shares.................................................1
         1.1.     Sale and Purchase..............................................................1

2.       Closing.................................................................................1
         2.1.     Time and Place.................................................................1

3.       Consideration for the Company Shares; Payment...........................................2
         3.1.     Amount of Purchase Price.......................................................2
         3.2.     Payment at Closing.............................................................2
         3.3.     Escrow.........................................................................2
         3.4.     Contingent Payments............................................................2
         3.5.     Dispute Resolution Procedures..................................................2

4.       Representations and Warranties of the Sellers...........................................3
         4.1.     Title to Company Shares........................................................3
         4.2.     Due Organization and Qualification.............................................3
         4.3.     Capitalization; Options; Sellers' Rights.......................................3
         4.4.     Constituent Documents..........................................................4
         4.5.     Financial Statements...........................................................4
         4.6.     Absence of Changes.............................................................4
         4.7.     Power and Authority............................................................5
         4.8.     Tax Matters....................................................................5
         4.9.     Compliance with Laws; Permits..................................................6
         4.10.    No Breach; Consents; Change of Control Payments................................7
         4.11.    Litigation; Claims.............................................................7
         4.12.    Employment Matters.............................................................7
         4.13.    Material Agreements............................................................8
         4.14.    Real Estate....................................................................8
         4.15.    Accounts and Notes Receivable; Payables........................................9
         4.16.    Intangible Property............................................................9
         4.17.    Title to Properties and Assets.................................................10
         4.18.    Absence of Undisclosed Liabilities.............................................11
         4.19.    Inventories....................................................................11
         4.20.    Employee Benefit Plans.........................................................11
         4.21.    Insurance......................................................................12
         4.22.    No Misrepresentations..........................................................13
         4.23.    Transactions with Related Parties..............................................13
         4.24.    Environmental Matters..........................................................13
         4.25.    Bank Accounts; Powers of Attorney..............................................13
         4.26.    Brokers........................................................................13
         4.27.    Disclosure Schedules...........................................................13
         4.28.    Third-Party Rights.............................................................14

5.       Representations and Warranties of Buyer.................................................14
         5.1.     Due Organization...............................................................14
         5.2.     Power and Authority............................................................14
         5.3.     No Breach......................................................................14

         5.4.     Governmental and Other Consents................................................14
         5.5.     Brokers........................................................................15
         5.6.     Investment in the Company Shares...............................................15
         5.7.     Independent Evaluation.........................................................15
         5.8.     Sufficient Funds...............................................................15

6.       Covenants and Agreements................................................................15
         6.1.     Pre-Closing Covenants and Agreements...........................................15
                  (a)      Ongoing Operations....................................................16
                  (b)      [intentionally omitted]...............................................16
                  (c)      Further Assurances....................................................16
                  (d)      Additional Disclosure.................................................16
                  (e)      Exclusive Dealings....................................................17
                  (f)      Records...............................................................17
                  (g)      Fees and Disbursements................................................17
                  (h)      Maintenance of Insurance..............................................17
                  (i)      Transfer Taxes........................................................17
                  (j)      Resignations..........................................................18
                  (k)      Supplemental Disclosure...............................................18
                  (l)      Working Capital.......................................................18

         6.2.     Post-Closing Covenants and Agreements..........................................18
                  (a)      Non-Interference......................................................18
                  (b)      Non-Compete...........................................................18
                  (c)      Confidentiality.......................................................19
                  (d)      Developed Property....................................................20
                  (e)      Equitable Relief......................................................20
                  (f)      Election Pursuant to Section 338(h)(10)...............................20
                  (g)      Tax Indemnification and Reimbursement.................................21

7.       Conditions Precedent to the Obligation of Buyer to Close................................21
         7.1.     Agreements and Conditions......................................................21
         7.2.     Representations and Warranties.................................................21
         7.3.     Loss, Damage or Destruction....................................................21
         7.4.     No Legal Proceedings...........................................................21
         7.5.     Material Adverse Change........................................................22
         7.6.     Exercise or Cancellation of Rights to Acquire Capital Stock of the Company.....22
         7.7.     Officer's Certificate..........................................................22
         7.8.     Opinion of the Company's Counsel...............................................22
         7.9.     Secretary's Certificate........................................................22
         7.10.    The Company Shares.............................................................22
         7.11.    Consents.......................................................................22
         7.12.    Resignations; Authorizations...................................................23
         7.13     Minute Books and Stock Records; Certified Documents............................23
         7.14.    Escrow Agreement...............................................................23
         7.15.    Employment Offer Letters; Confidentiality and Non-Compete Agreements...........23
         7.16.    Releases.......................................................................23

         7.17.    Form 8023......................................................................23

8.       Conditions Precedent to the Obligation of the Sellers to Close..........................23
         8.1.     Agreements and Conditions......................................................23
         8.2.     Representations and Warranties.................................................24
         8.3.     No Legal Proceedings...........................................................24
         8.4.     Officer's Certificate..........................................................24
         8.5.     Payment of the Closing Payment and Deposit of Escrow Amount....................24
         8.6.     Consents.......................................................................24
         8.7.     Escrow Agreement...............................................................24
         8.8.     Employment Letters.............................................................24
         8.9.     Opinion of Buyer's Counsel.....................................................24

9.       Survival of Representations and Warranties..............................................24

10.      Indemnification.........................................................................25
         10.1.    Obligations of Company and/or the Sellers to Indemnify.........................25
         10.2.    Obligation of Buyer to Indemnify...............................................26
         10.3.    Indemnification Procedure; Defense.............................................26
         10.4.    Limitation on Liability........................................................27

11.      [intentionally deleted].................................................................27

12.      Miscellaneous...........................................................................27
         12.1.    Consent to Jurisdiction........................................................27
         12.2.    Certain Definitions............................................................27
         12.3.    Publicity......................................................................29
         12.4.    Appointment and Duties of Sellers' Representatives.............................29
         12.5.    Notices........................................................................30
         12.6.    Entire Agreement...............................................................31
         12.7.    Waivers and Amendments.........................................................31
         12.8.    Binding Effect; Assignment.....................................................31
         12.9.    Existing Employment Agreements.................................................31
         12.10.   Variations in Pronouns.........................................................32
         12.11.   Counterparts...................................................................32
         12.12.   Headings.......................................................................32
         12.13.   No Strict Construction.........................................................32
         12.14.   Governing Law..................................................................32
         12.15.   No Third-Party Beneficiaries...................................................32

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                                   SCHEDULES:

The Company's Schedules:
------------------------
Schedule 1.1                        Number of Shares Owned By Each Seller
Schedule 3.4                        Contingent Payments
Schedule 4.2                        Qualifications
Schedule 4.3                        Capitalization
Schedule 4.5                        Financial Statements
Schedule 4.6                        Absence of Changes
Schedule 4.9                        Permits
Schedule 4.10                       Consents
Schedule 4.11                       Litigation; Claims
Schedule 4.12                       Employment Matters
Schedule 4.12A                      Salaries
Schedule 4.13                       Material Agreements
Schedule 4.13A                      Executory Contracts and Purchase Orders
Schedule 4.14                       Real Estate
Schedule 4.16(a)                    Intangible Property
Schedule 4.16(e)                    Factual Statements
Schedule 4.18                       Undisclosed Liabilities
Schedule 4.19                       Inventories
Schedule 4.20                       Employee Benefit Plans
Schedule 4.21                       Insurance
Schedule 4.23                       Transactions with Related Parties
Schedule 4.25                       Bank Accounts; Powers of Attorney

Buyer's Schedules:
------------------
Schedule 5.4                        Consents

                                    EXHIBITS:

Exhibit A  Escrow Agreement
Exhibit B  Form of Employment Offer Letter
Exhibit C  Form of Confidentiality, Inventions and Non-Compete Agreement
Exhibit D  Form of Cochran Employment Agreement
Exhibit E Form of Cochran Confidentiality, Inventions and Non-Compete Agreement Exhibit F Form of General Release
Exhibit G Form of Legal Opinion of Counsel to the Company and the Founder Exhibit H Form of Legal Opinion of Counsel to Buyer

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

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated January 12, 2001, by and among Artesyn Technologies Communication Products, Inc., a Wisconsin corporation ("Buyer"), Real-Time Digital, Inc., a New Jersey corporation (the "Company"), Robert E. Cochran (the "Founder"), Robert Grimm, Tomasz Wolak, Dariusz Dzik, Scott McNutt and Zining Wang (Messrs. Grimm, Wolak, Dzik, McNutt and Wang, collectively, the "Employee Sellers," and together with the Founder, the "Sellers").

         WHEREAS, the Company is principally engaged in the business of developing and marketing hardware and software for telecommunications and/or data communications applications;

         WHEREAS, the Sellers are the beneficial and record owners of all of the issued and outstanding capital stock of the Company (collectively the "Company Shares"); and

         WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Company Shares, all in the manner and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

         1. Sale and Purchase of the Company Shares.

         1.1. Sale and Purchase. On the Closing Date (as defined in Section 2.1 hereof) and subject to the terms and conditions contained herein, each Seller hereby agrees to sell, convey and transfer to Buyer, and Buyer hereby agrees to purchase and acquire from each Seller, all right, title and interest of such Seller, legal and equitable, beneficially and of record, in and to the number and type of the Company Shares set forth opposite the name of each Seller on
Schedule 1.1 hereto. On the Closing Date, the Sellers shall deliver to Buyer, free and clear of all Liens (as defined in Section 12.2 hereof), against payment by Buyer of the Closing Payment (as defined in Section 3.2 hereof), stock certificates representing all of the Company Shares, duly endorsed in blank or with duly executed stock powers attached thereto, or otherwise in proper form for transfer.

         2. Closing.

         2.1. Time and Place. The closing of the sale and purchase of the Company Shares (the "Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, Miami Center, 201 South Biscayne Blvd., Miami, Florida, and is expected to occur at 10:00 a.m., local time, on January 12, 2001, or at such other time, date and/or place (including more than one location) as the parties may mutually agree. The date upon which the Closing shall occur is hereinafter referred to as the "Closing Date."

         3. Consideration for the Company Shares; Payment.

         3.1. Amount of Purchase Price. The aggregate purchase price for the Company Shares shall be the sum of (i) $3,400,000 (the "Initial Purchase Price"); and (ii) any contingent payments due and payable pursuant to Section
3.4 hereof (subsections (i) and (ii) collectively, the "Purchase Price").

         3.2. Payment at Closing. At Closing, Buyer shall pay to the Sellers the Initial Purchase Price less the Escrow Amount (as defined in Section 3.3 hereof) for the Company Shares (the "Closing Payment"). The Closing Payment shall be payable in cash by wire transfer of immediately available funds to a disbursement account established by the Sellers' Representative (as defined in Section 12.4 hereof) in writing prior to Closing for the purposes hereof (the "Disbursement Account"). Payment by Buyer of the Closing Payment to the Disbursement Account shall constitute complete performance by Buyer of its obligations with respect thereto on the Closing Date. The Sellers' Representative and the Sellers will be solely responsible for all amounts held in and disbursed from the Disbursement Account.

         3.3. Escrow. A portion of the Initial Purchase Price, in an amount equal to $340,000 (the "Escrow Amount") shall be paid on the Closing Date by Buyer to the account (the "Escrow Account") of First Union National Bank, as escrow agent (the "Escrow Agent") to be held and disbursed by the Escrow Agent in accordance with the escrow agreement, substantially in the form of Exhibit A hereto (the "Escrow Agreement").

         3.4. Contingent Payments.

         (a) In addition to the Initial Purchase Price, Buyer shall pay up to a maximum of $7,000,000 as additional purchase price for the Company Shares, payable as, and subject to the provisions, set forth below (the "Contingent Payments"):

                  (i) Buyer shall pay to the Sellers an aggregate amount of $3,000,000 provided that the requirements for a "Bundled ACP/RTD Product Solution" set forth on Schedule 3.4 hereto are satisfied in accordance therewith.

                  (ii) Buyer shall pay to the Sellers an aggregate amount of $4,000,000 provided that the requirements for a "Design Win for a Bundled ACP/RTD Product Solution" set forth on Schedule 3.4 hereto are satisfied in accordance therewith.

         (b) Any payment(s) due pursuant to this Section 3.4 shall be payable by Buyer in cash by wire transfer of immediately available funds to the Disbursement Account in accordance with the provisions set forth on Schedule 3.4 hereto; provided, however, that ten percent (10%) of any such payment(s) shall be paid to the Escrow Account to be held in accordance with the terms and provisions of the Escrow Agreement.

         3.5. Dispute Resolution Procedures. If either Buyer or the Sellers' Representative disputes any determination made pursuant to Section 3.4 hereof or
Schedule 3.4 hereto, then within fifteen (15) calendar days of its/his receipt of the challenged determination, it/he shall notify in writing the other party ("Notice of Dispute"). Upon receipt of the Notice of Dispute, Buyer and the Sellers'

Representative hereby agree to negotiate in good faith for a period of fifteen
(15) calendar days to attempt to resolve such dispute. If the parties are unable to resolve the dispute within such fifteen (15) calendar day period, then such dispute shall be promptly submitted to the American Arbitration Association's office in either northern New Jersey or Palm Beach County, Florida for final and binding arbitration before three arbitrators. Buyer and the Sellers' Representative each shall designate one arbitrator within five (5) calendar days of such dispute being submitted for arbitration, and the two arbitrators so designated shall jointly designate the third arbitrator within ten (10) calendar days of their appointment. Any such arbitration shall be resolved using the American Arbitration Association's rules for expedited commercial arbitration. Each party to the arbitration shall bear his/its own costs and expenses (including the fees of counsel, accountants and/or other experts). The fees and expenses of the arbitrators shall be borne by the party against whose position the arbitrators rule.

         4. Representations and Warranties of the Company and the Sellers. Subject to Section 10 hereof, the Company and the Founder (except with respect only to the representations and warranties made in Sections 4.1 (with respect to the second and third sentences thereof), 4.7 (with respect to the second sentence thereof) and 4.10 (with respect to the second sentence thereof) hereof, as to which each Seller hereby severally represents and warrants), jointly and severally, hereby represent and warrant to Buyer as follows:

         4.1. Title to the Company Shares. The Company Shares constitute, and at Closing will constitute, all of the issued and outstanding capital stock of the Company. Each Seller is, and on the Closing Date will be, the sole beneficial and record owner of the type and number of Company Shares set forth opposite such Seller's name on Schedule 1.1 hereto and such Shares are, and will be on such date, free and clear of all Liens. Upon delivery of the Closing Payment to the Disbursement Account, Buyer shall acquire from the Sellers good and marketable title to the Company Shares, free and clear of all Liens.

         4.2. Due Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by the Company. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the location of its property (as defined in Section 12.2 hereof) requires such qualification, except where the failure to do so would not have a material adverse effect on its business, operations, assets or condition (financial or otherwise). The jurisdictions in which the Company is qualified or licensed to do business are set forth on Schedule 4.2 hereto. The Company does not have any subsidiaries or any other equity or beneficial interest or investment in any other person (as defined in Section 12.2 hereof).

         4.3. Capitalization; Options; Sellers' Rights. The authorized capital stock of the Company consists solely of 200 shares of common stock, no par value per share ("Common Stock"). There are, and on the Closing Date there will be, 200 shares of Common Stock, issued and outstanding, and there are no other shares of capital stock of the Company issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. There are (except as set forth on Schedule 4.3 hereto), and on the Closing Date there will be, no outstanding obligations, options, warrants, convertible securities, subscriptions, or other commitments or rights (matured or contingent) of any nature to acquire or subscribe for any securities or other equity interest of or in the Company. There are, and on the Closing Date there will be, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which any stockholder of the Company may vote. There are (except as set forth on Schedule 4.3 hereto), and on the Closing Date there will be, no preemptive rights, rights of first refusal, voting rights, change of control or similar rights, anti-dilution protections or other rights which any stockholder, officer, employee or director of the Company or any other person would be entitled to exercise or invoke as a result of the purchase by Buyer of the Company Shares.

         4.4. Constituent Documents. True and complete copies of the Company's Certificate of Incorporation and By-laws as in effect on the date hereof (collectively, the "Constituent Documents"), have been delivered to Buyer. True and correct copies of the minute books, stock books and stock transfer records of the Company shall have been provided to Buyer or its counsel prior to the Closing.

         4.5. Financial Statements. The unaudited balance sheet and related statements of income and cash flows of the Company as at and for the fiscal year ended on December 31, 1999 (the "1999 Financial Statements") and the unaudited balance sheet (the "Interim Balance Sheet") and related statements of income and cash flow for the Company as at and for the ten-month period ended October 31, 2000 (collectively, the "Interim Financial Statements"; and, together with the 1999 Financial Statements, "the "Financial Statements"), true and complete copies of all of which have been delivered to Buyer and are attached hereto as
Schedule 4.5, present fairly in all material respects the financial condition of the Company as at the dates indicated therein and the results of operations of the Company for the periods covered thereby. Except as set forth on Schedule 4.5 hereof, the Financial Statements have been prepared in accordance with GAAP (as defined in Section 12.2 hereof) consistently applied, subject only in the case of the Interim Financial Statements to ordinary year-end adjustments, none of which are material individually or in the aggregate, and the absence of footnotes. The financial books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the bases for the financial condition and results of operations of the Company set forth in the Financial Statements.

         4.6. Absence of Changes. Except as set forth on Schedule 4.6 hereto, since December 31, 1999, there has not been (i) any significant adverse change in the financial condition, results of operations, assets, business or, to the Company's and Founder's Knowledge (as defined in Section 12.2 hereof) prospects of the Company, (ii) any repayment of any indebtedness or any borrowing of or agreement to borrow any money or any Liabilities (as defined in Section 12.2 hereof) incurred by the Company, other than existing Liabilities incurred in the ordinary course of the Company's business, (iii) any asset or property of the Company made subject to a Lien, (iv) any waiver of any valuable right of the Company, or the cancellation or reduction of any material debt or claim held by the Company which could have a material adverse affect on the Company's business, operations, assets or condition (financial or otherwise), (v) any declaration or payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or repurchase of, any shares of the capital stock of the Company,

(vi) any issuance of shares of stock, bonds or other securities of the Company or options, warrants or rights or agreements or commitments to purchase or issue such securities, (vii) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of the Company, except with respect to tangible assets effected in the ordinary course of the Company's business to persons not related to the Company, (viii) any loan by the Company to any officer, director, employee or stockholder of the Company, (ix) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets, property or business of the Company, (x) any material increase, direct or indirect, in the compensation or benefits paid or payable to any officer, director, employee or agent of the Company, (xi) any purchase or other acquisition of assets or property other than in the ordinary course of the Company's business, (xii) any change in the accounting methods or practices followed by the Company, (xiii) any operation of the business of the Company outside of the ordinary course of the Company's business and/or inconsistent with past practice, or (xiv) except as provided by this Agreement, any commitment or agreement (contingent or otherwise) to do any of the foregoing.

         4.7. Power and Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and certificates contemplated by this Agreement and to perform its obligations hereunder and thereunder. Each individual Seller is legally competent to execute and deliver this Agreement and all other agreements contemplated by this Agreement and to perform his obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and certificates contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and each Seller and is (and such other agreements and certificates, when executed and delivered, will be) the valid and binding obligations of each such party, enforceable against such party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenants of good faith and fair dealing.

         4.8. Tax Matters. The Company has timely filed any Tax Returns (as defined in Section 12.2 hereof) that it has been required to file through the date hereof, and has timely paid in full any Taxes (as defined in Section 12.2 hereof) which were due and payable by it through the date hereof. The provisions for Taxes reflected on the Interim Balance Sheet are adequate to cover all accrued and unpaid Taxes of the Company for all periods ending on or before October 31, 2000, and nothing has occurred subsequent to that date to make such provisions inadequate and the Company has established and is maintaining current accruals that are accurately reflected in the books and records of the Company and are adequate for the payment of any Taxes incurred but not yet due and payable with respect to the property and operations of the Company through the date hereof. The Company will establish and maintain adequate accruals for the payment of any such Taxes in respect of the period through the Closing Date. No waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Returns of the Company are currently in effect or are currently proposed. The Company has collected or withheld and paid over to the proper governmental or regulatory bodies all amounts required to be so collected or withheld and paid over under all applicable Laws (as defined in

Section 4.9 hereof). No action, suit, proceeding, investigation, audit, claim or assessment is presently pending or Threatened (as defined in Section 12.2 hereof) with regard to any Taxes that relate to the Company for which the Company is or could reasonably be expected to be liable; and there is no unresolved claim by a taxing authority in any jurisdiction where the Company does not anticipate to file Tax Returns that it is or could reasonably be expected to be subject to taxation by such jurisdiction. There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any assets or property of the Company.

         The Company (i) has not made any other election pursuant to the Code (as defined in Section 12.2 hereof), other than an election to be treated as an "S" corporation under the Code and under comparable state and local income Tax Laws in jurisdictions in which the Company conducts business or owns property and elections that relate solely to matters of accounting, depreciation, or amortization, that could reasonably be expected to have a significant adverse effect on it, its financial condition, its business as presently conducted or any of its properties or assets; and (ii) at no time has filed a consent to the application of Section 341(f)(2) of the Code to any property or assets held or acquired and will not file any such consent prior to Closing. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that are or would not be deductible under Section 280G or Section 162(m) of the Code. The Company is not a party to or otherwise bound by any tax allocation, tax indemnity or tax sharing agreement, and has no liability for the Taxes of any other entity under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise. The Company is not part of a consolidated group that includes any other corporation for Tax filing or reporting purposes. The Company has qualified to be treated as an "S" corporation for federal purposes since January 1, 1998, and for state and local purposes since January 1, 1999. The Company has adopted the cash receipts and disbursements method of accounting for income tax purposes, and is not required to take into account in computing its income any adjustments under
Section 481 of the Code (or comparable provisions of state and local law) as a result of a change in method of accounting.

         4.9. Compliance with Laws; Permits. Subject to the provisions of
Section 4.16 hereof, the Company is and has been in material compliance with all federal, state, local and foreign laws, statutes, ordinances, regulations, orders, judgments, injunctions, awards or decrees (collectively, "Laws") applicable to it or any of its properties or operations, including, without limitation, all Environmental Laws (as defined in Section 12.2 hereof). The Company has not received any notice of any uncured violation or alleged violation of any Law by it. To the Company's and Founder's Knowledge, the Company has all licenses, permits, orders and approvals of federal, state, local and foreign governmental or regulatory bodies necessary for the conduct of its business and operations as currently conducted (collectively, the "Permits"); all such Permits of the Company are set forth on Schedule 4.9 hereto and are valid and in full force and effect. No violations have occurred in respect of any such Permit and no action or proceeding is pending or, to the Company's and the Founder's Knowledge, Threatened to revoke or limit any such Permit; and all such Permits are renewable by their terms or in the ordinary course of business without the need of the Company or Buyer complying with any special qualifications or procedures or paying any amounts other than routine filing fees.

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

         4.10. No Breach; Consents; Change of Control Payments. Provided the Consents (as defined below) set forth on Schedule 4.10 hereof are obtained prior to Closing, the execution, delivery and performance of this Agreement by the Company and the Sellers and the consummation of the transactions contemplated hereby and thereby will not (i) result in any Lien upon any of the property of the Company or (ii) violate, conflict with or otherwise result in the breach of any of the terms and conditions of, result in a material modification of or accelerate or trigger the rights of any person under, or constitute (or with notice or lapse of time or both would constitute) a default or termination under any (a) of the Constituent Documents; (b) instrument, contract or other agreement to which the Company is a party or, to the Company's and Founder's Knowledge, by or to which the Company or any of their properties are bound or subject; (c) Law applicable to the Company or any of its property or operations or any Seller; or (d) Permit. Each Seller has complied with, has not breached, and is not violating or breaching any confidentiality, non-disclosure, non-compete or non-solicitation agreement to which he is a party or otherwise bound from a prior employment relationship and which could have an adverse impact on the Company. To the Company's and Founder's Knowledge, no Seller has violated or breached, or is in violation or breach of any confidentiality, non-disclosure, non-compete, non-solicitation or other similar agreement to which he is a party or otherwise bound, and which could have an adverse impact on the Company. Except as set forth on Schedule 4.10 hereto, no consent, approval or authorization of, or declaration or filing with, any governmental authority or other person ("Consent") is required on the part of the Company or any Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.10 hereto, there are no payments, Liabilities or obligations under or pursuant to any Law or contract or other agreement to which the Company is a party which are required to be made or performed by the Company to any person, arising out of or as a result of any change of control of the Company or the transactions contemplated by this Agreement.

         4.11. Litigation; Claims. Except as set forth on Schedule 4.11 hereto, there are no suits or actions, administrative, arbitration or other proceedings or governmental investigations pending or, to the Company's and the Founder's Knowledge, Threatened against or affecting the Company or any of its properties or assets. Except as set forth on Schedule 4.11, to the Company's and the Founder's Knowledge, no person has notified the Company of a material claim against the Company alleging any personal, property or economic injury, loss or damage incurred as a result of or relating to the use of any products sold by or on behalf of or services rendered by the Company. There is no judgment, order, injunction, decree or award against the Company which is not satisfied and remains outstanding.

         4.12. Employment Matters. The Company has not at any time during the last year had, nor, to the Company's and the Founder's Knowledge, is there now Threatened, any walkout, strike, picketing, work stoppage, planned work slowdown or any similar occurrence. There are no material controversies or grievances pending or, to the Company's and the Founder's Knowledge, Threatened between the Company and any of its employees. No union or other collective bargaining unit has been certified or formally recognized by the Company. Schedule 4.12 hereto sets forth a complete list of the employees of the Company who have executed confidentiality or non-disclosure agreements with the Company, true and correct copies of all of which have been previously provided to Buyer. Except as set forth on Schedule 4.12, to the Company's and Founder's Knowledge, no officer or employee intends to terminate his/her employment with the Company. Except as set forth on Schedule
4.12 hereto, no bonuses, profit sharing, incentive payments, and no increases in compensation in excess of the rate of $5,000 per annum for any individual employee, or $50,000 for all employees, have been paid, accrued or granted by the Company for any period after the date of the Interim Balance Sheet. Schedule 4.12A lists the names, title or job description, and annual salary for the calendar year 2000 (as of the date hereof) of all employees, officers and directors of the Company.

         4.13. Material Agreements. Schedule 4.13 hereto sets forth a true and correct list of each contract or other agreement (as defined in Section 12.2 hereof) to which the Company is a party or by or to which any of the Company's property is bound or otherwise subject, that (i) requires payments or performance having a stated value in excess of $5,000 in any 12-month period or $25,000 in the aggregate; (ii) has not been made in the ordinary course of the Company's business; (iii) is an employment, consulting, non-competition, non-solicitation, non-disclosure, indemnification or contribution agreement;
(iv) is a franchise, distributorship, licensing, supply or sales agency agreement; (v) is an agreement providing for the sale, acquisition or lease of any properties of the Company other than in the ordinary course of the Company's business; (vi) is a mortgage, pledge, security agreement or other similar agreement with respect to any tangible or intangible property of the Company;
(vii) is a loan agreement, credit agreement, promissory note, guaranty, letter of credit or any other similar type of agreement; (viii) is a retainer agreement with attorneys, accountants, investment bankers or other professional advisers;
(ix) is an agreement with any governmental authority or agency; (x) is an agreement relating to a patent, trademark, copyright or other item of Intangible Property (as defined in Section 4.16 hereof); (xi) is an agreement referred to in Section 4.23 hereof; (xii) is an agreement otherwise material to the operations, business or financial condition of the Company taken as a whole;
(xiii) is an agreement providing for the purchase of capital stock or material assets of any other person; (xiv) is a commitment or agreement to enter into any of the foregoing (collectively, "Material Agreements"). True and correct copies of all written Material Agreements have been delivered to Buyer and each Material Agreement is, to the Company's and Founder's Knowledge, a valid agreement in full force and effect. The Company is and has been in material compliance with the provisions of each such Material Agreement and no other party thereto is, to the Company's and the Founder's Knowledge, in material default thereunder. The Company has fully completed all contracted for work to be performed by the Company pursuant to all of its development contracts and purchase orders to which it is bound except those development contracts and purchase orders set forth on Schedule 4.13A(1) and (2) hereto.

         4.14. Real Estate. The Company does not own and has not owned since its inception, in fee or otherwise, nor does it have the right or obligation to acquire any real property or buildings. Schedule 4.14 hereto sets forth all leases, subleases or other agreements (oral or written) pursuant to which the Company has the right to use or occupy any real property. True and correct copies of such leases, subleases and other agreements have been delivered to Buyer and each is a valid agreement in full force and effect, and the Company is in material compliance with the provisions of each such agreement and no other party thereto is, to the Company's and the Founder's Knowledge, in material default thereunder.

         4.15. Accounts and Notes Receivable; Payables. All accounts and notes receivable reflected on the Interim Balance Sheet have arisen from bona fide transactions in the ordinary course of the Company's business and to the Company's and Founder's Knowledge, are good and fully collectible in the ordinary course of the Company's business at the aggregate recorded amounts thereof on the Interim Balance Sheet, net of any applicable reserve for doubtful accounts reflected on the Interim Balance Sheet. All accounts and notes receivable of the Company that arose after the date of the Interim Balance Sheet through the date hereof and which may arise after the date hereof through the Closing Date are (or will be) the result of bona fide transactions in the ordinary course of the Company's business. To the Company's and Founder's Knowledge, there are no recoupments, set-offs or counterclaims in respect of any such receivables. All accounts payable of the Company, as reflected on the Interim Balance Sheet or arising after the date thereof, are the result of bona fide transactions in the ordinary course of business consistent with past practice.

         4.16. Intangible Property.

         (a) Schedule 4.16(a) hereto sets forth all United States and foreign patents, registered copyrights, registered trademarks, service marks and trade names, applications for any of the foregoing, and written permits, grants, options and licenses or other rights in writing running to or from the Company relating to any Intangible Property (as defined below). Except as set forth on
Schedule 4.16(a), to the Company's and Founder's Knowledge, (i) the Company has either all right, title and interest in or valid and binding rights under contract in accordance with the terms thereof to use all items of Intangible Property material to, or necessary to conduct, the business of the Company as presently conducted; and (ii) neither the Intangible Property owned by the Company nor any existing products, products developed or under development by the Company infringe upon or violate any rights owned or held by any other person. There is not pending nor, to the Company's and the Founder's Knowledge, Threatened, any claim, suit or action against the Company contesting or challenging the rights of the Company in or to any Intangible Property or the validity of any of the Intangible Property. To the Company's and the Founder's Knowledge, there is no infringement upon or unauthorized use of any of the Intangible Property owned by the Company by any third-party; there are no material restrictions on the direct or indirect transfer of any contract, or any interest therein, held by the Company in respect of any item of Intangible Property disclosed on Schedule 4.16(a); and the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use the Intangible Property required to be disclosed on Schedule 4.16(a). Neither any Seller (nor any associate (as defined in Section 12.2 hereof) thereof) nor any officer, director or affiliate or immediate family member thereof, as the case may be, has any right to or interest in any Intangible Property material to or necessary to conduct the business of the Company, including, without limitation, any right to payments (by royalty or otherwise) in respect of any use or transfer thereof. For purposes of this
Section 4.16(a), the parties hereto acknowledge and agree that the Company's and Founder's Knowledge shall not include any information introduced to the Company or the Founder by Buyer or any of Buyer's representatives and/or advisors, other than the information contained in Section 4.16(e) hereof.

         "Intangible Property" means all patents and patent rights, mask works, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, designs, trade secrets, industrial models, proprietary data, methodologies, computer and/or software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, inventions, works of authorship, management information systems, and all pending applications for and registrations of patents, trademarks, service marks and copyrights used in the business of the Company, in each such case, including all forms (e.g., electronic media, computer disks, etc.) in which such items are recorded.

         (b) The Company has not used or disclosed any software (object and/or source code) or algorithms developed by the Company for any other person and which constitute the exclusive intellectual property of such other person, or any software (object and/or source code) substantially similar to such software (object and/or source code) or algorithms.

         (c) To the Company's and Founder's Knowledge, the Company has not used or disclosed and is not using or disclosing, any confidential, proprietary or trade secret information belonging to any person other than the Company. The Company has not used or disclosed, and is not using or disclosing, any Developments, other than as permitted by Law.

         "Developments" means all inventions, discoveries, improvements, ideas, technical information, computer or other apparatus programs, specifications drawings, records, documentation, works of authorship or other creative works, ideas, knowledge of data (written, oral or otherwise expressed) developed by the Company for any other person pursuant to a contract with such person; provided, however, that Development shall not include materials owned by the Company.

         (d) The Company has all right, title and interest in and to the Company's DSP Kernel code. "DSP Kernal code" means the software code developed by the Company as a reusable software component for use in digital signal processors.

         (e) The statements set forth on Schedule 4.16(e) hereto are true and correct.

         4.17. Title to Properties and Assets. The Company has good title to all of the tangible property and assets owned or purported to be owned by it which are reflected as assets on the Interim Balance Sheet and those not so reflected on the Interim Balance Sheet because not required to be reflected thereon, but which are used in the Company's business, or because acquired by the Company since the date of the Interim Balance Sheet (except for inventory and other assets disposed of in the ordinary course of the Company's business consistent with past practice since the date of the Interim Balance Sheet), free and clear of any Lien, except (i) Liens for Taxes not yet due and payable; and (ii) Liens of materialmen, mechanics, carriers, landlords, purchase money sellers and/or vendors and like persons which are not due and payable or which are being contested in good faith and which are not material in the aggregate ("Permitted Liens"). Other than in the ordinary course of the Company's business and other than pursuant to the terms of this Agreement or any Material Agreement, no person has any written or oral agreement, option, understanding, commitment or any right or privilege to purchase, lease or license from the Company any of the Company's properties or assets.

                  4.18. Absence of Undisclosed Liabilities. The Company does not have any Liabilities, including, without limitation, guaranties and indemnities by the Company of Liabilities of any other person, that have not been (i) in the case of Liabilities of a type customarily reflected on the balance sheet of the Company, reflected on the Interim Balance Sheet in accordance with GAAP, or incurred, consistent with past practice, in the ordinary course of the Company's business since October 31, 2000 and that are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, described in Schedule 4.18 hereto.

                  4.19. Inventories. Except as set forth on Schedule 4.19, to the Company's and Founder's Knowledge, all items of inventory reflected on the Interim Balance Sheet or acquired by the Company since the date of the Interim Balance Sheet are merchantable and fit for the specific purpose for which they are to be used and consist of a quantity and quality usable and salable in the ordinary course of business, except for obsolete or defective materials, all of which have been written down to net realizable value or have been adequately reserved against on the books and records of the Company (and on the Interim Balance Sheet, to the extent applicable) in accordance with GAAP consistently applied, and are reflected on such books and records at the lower of cost or market value, the cost thereof being determined on a first-in, first-out basis in accordance with GAAP consistently applied.

                  4.20. Employee Benefit Plans. Schedule 4.20 hereto contains a true and complete list of all pension, profit sharing, retirement, deferred compensation, stock option, equity, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance, welfare and other employee benefit plans, programs or arrangements maintained by the Company or under which the Company has any obligations (other than obligations to make current wage or salary payments) in respect of any current or former employees, directors or independent contractors of the Company or their beneficiaries (each individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). For purposes of this section, any reference to the term "Company" includes any entity which is under common control or affiliated with the Company within the meaning of Section 4001 of ERISA (as defined below) and/or Sections 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated thereunder. The Company has delivered to Buyer true and complete copies of all material documents, as such may have been amended to the date hereof, embodying the Employee Benefit Plans, including all plan and trust documents, all current determination letters issued by the Internal Revenue Service (the "IRS"), employee booklets, summaries and descriptions, the most recent compliance and nondiscrimination tests (if any), the most recent Form 5500 reports, standard COBRA forms and notices, any correspondence or inquiry by the IRS or the Department of Labor, and any material employee communications, in each case relating to any Employee Benefit Plan. A true and complete copy of the Company's personnel manuals have been delivered to Buyer. The Company's policies and methods in respect of vacation time and sick days are accurately set forth in such manuals delivered to Buyer and on Schedule 4.20. Except in respect to the plans and arrangements set forth in Schedule 4.20 and as provided herein, the Company hereby acknowledges that it does not have any agreements or understandings (in writing or orally) with any employees, directors or independent contractors of the Company concerning their employment or retention by Buyer following the Closing. Except as disclosed in Schedule 4.20, the transactions contemplated by this Agreement will not: (i) entitle any current or former employee, director or independent contractors to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee, director or independent contractor; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of
Section 280G(b) of the Code; or (iv) constitute or involve (A) a prohibited transaction as defined under ERISA or the Code, or (B) a breach of fiduciary duty under Title I of ERISA.

         All Employee Benefit Plans have complied in form, operation and administration with their respective provisions, any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and all other applicable Laws. The Company (including any affiliate thereof) has at all times (i) properly classified its workers as employees and independent contractors under IRS regulations; (ii) properly withheld and paid over to the IRS all applicable employment taxes and other required payments; and
(iii) provided benefits under its Employee Benefits Plans to all eligible persons in accordance with the provisions of the applicable Employee Benefit Plan. All premium payments, contributions to and payments from the Employee Benefit Plans which have been required to be made in accordance with the provisions of the Employee Benefit Plans and, where applicable, ERISA and the Code have been made or are adequately accrued and reflected on the books and records of the Company or of such Employee Benefits Plans, as the case may be. There are no unfunded Liabilities in respect of any such Employee Benefit Plan. No Employee Benefit Plan is or ever has been subject to Title IV of ERISA or
Section 412 of the Code and no reportable event within the meaning of ERISA has occurred or may be reasonably expected to occur with respect to any Employee Benefit Plan. No prohibited transaction as defined under ERISA or the Code or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Employee Benefit Plan or with respect to the Company (or any affiliate thereof). The Company is not and has never been obligated to make contributions to any multiemployer plan, as defined under Section 3(37) of ERISA. Each of the Employee Benefit Plans which are intended to meet the requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred to jeopardize such qualification. No Employee Benefit Plan provides retiree health or life insurance. Except as otherwise required by Law, the Company has the power to amend or terminate each Employee Benefit Plan in its discretion. The Company does not have any early retirement options or plans pursuant to which employees may choose to take early retirement. No shares of capital stock are reserved and/or eligible to be issued pursuant to any stock option, stock appreciation, stock grant or similar plan of the Company. There are no actions, Liens, suits or claims pending or, to the Company's or Founder's Knowledge, Threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan and no Employee Benefit Plan is under review by the IRS or the Department of Labor.

         4.21. Insurance. Schedule 4.21 hereto sets forth a true and complete list or general description of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, business interruption or other insurance held by or on behalf of the Company (true and complete copies of all of which policies and binders have been delivered to Buyer) specifying the insurer, the policy number or covering note number with respect to binders, and describing any pending claim(s) thereunder. All of such policies and binders are in full force and effect. The Company is not in default with respect to any provision contained in any such policy or binder. The Company has not received or given a written notice of cancellation or non-renewal with respect to any such policy or binder.

         4.22. No Misrepresentations. This Agreement (including the Schedules and Exhibits hereto) does not contain any untrue statement of a material fact, or omit to state a material fact known to the Company or the Founder necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         4.23. Transactions with Related Parties. Except as set forth on
Schedule 4.23 hereto, neither any Seller nor any director, officer or affiliate thereof nor any immediate family member thereof: (i) has borrowed money from or loaned money to the Company which has not been repaid; (ii) has any contractual, tort or other claim, express or implied, of any kind whatsoever against the Company or any affiliate; (iii) has an interest in any property, rights or assets owned and/or used by the Company in its business; or (iv) is party to a contract or other agreement with the Company or its affiliates or is engaged in any material transaction or arrangement with the Company.

         4.24. Environmental Matters. The Company has: (i) materially complied with all Environmental Laws; (ii) not received any notice from any governmental authority that any real property now or formerly owned, leased, managed, operated or otherwise used by it is on any federal, state or foreign "superfund" or similar list or has been the site of any activity giving rise to any Liability; (iii) not received any notice of any Environmental Claim (as defined in Section 12.2 hereof); and (iv) stored, handled, used, released, discharged and disposed of all substances used in its operations and wastes or by-products from its operations, whether Hazardous Materials (as defined in Section 12.2 hereof) or not, in compliance with all Environmental Laws. No Hazardous Materials or other substances or wastes have been spilled, released, discharged or disposed of within the premises leased by the Company during the Company's occupancy and use thereof in violation of any Environmental Law; and the Company has no Liability with respect to the clean-up or remediation of any treatment, storage or disposal site or facility in respect of any violation of Environmental Laws. The Company does not have any and has never received any environmental or Hazardous Materials reports, studies or assessments with respect to its leased or operated real properties and/or any land adjacent thereto.

         4.25. Bank Accounts; Powers of Attorney. Schedule 4.25 hereto sets forth a true and complete list of each bank or other financial institution at which the Company maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box and the names of all persons holding check-signing or withdrawal power or other authority with respect thereto. Also set forth on Schedule 4.25 are true and complete copies of all powers of attorney in effect in respect of the Company.

         4.26. Brokers. Neither the Company nor any Seller has made any agreement or taken any other action causing anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

         4.27. Disclosure Schedules. All Schedules to this Agreement are integral parts of this Agreement. A disclosure on any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein if the subject Schedule (including any cross reference to a separate schedule) identifies the exception with reasonable particularity. The Company and the Sellers are responsible for preparing and arranging the Schedules corresponding to the numbered subsections contained in Section 1 hereof and this Section 4.

         4.28. Third-Party Rights. The Company has no contract or other agreement with any person, and no person has any enforceable contractual right, either express or implied, in the Company's existing products, products developed or under development by the Company, that, subject to the representations and warranties contained in Section 4.16 hereof and/or the disclosure(s) set forth on Schedule 4.16(a) hereto, would interfere with Buyer's ability to sell, offer for sale and/or market the Company's existing products, products developed or under development by the Company after Closing.

         5. Representations and Warranties of Buyer. Subject to Section 10 hereof, Buyer hereby represents and warrants to the Sellers as follows:

         5.1. Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the location of its property (including, without limitation, consummation of the instant transaction) requires such qualification, except where the failure to do so would not have a material adverse affect on its business, operations, assets or condition (financial or otherwise).

         5.2. Power and Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and certificates contemplated by this Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and is (and such other agreements and certificates, when executed and delivered, will be) the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenants of good faith and fair dealing.

         5.3. No Breach. The execution, delivery and performance of this Agreement, and all other agreements and certificates contemplated by this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach of any of the terms and conditions of, result in a material modification of or constitute (or with notice or lapse of time or both would constitute) a default under (i) any of the Certificate of Incorporation, By-Laws or other organizational documents of Buyer; (ii) any material instrument, contract or other agreement to which Buyer is a party or by or to which it or any of its properties is bound or subject; or (iii) any Law or Permit applicable to Buyer or any of its properties or operations.

         5.4. Governmental and Other Consents. Except as set forth in Schedule
5.4 hereto, no Consent is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement by it or the consummation of the transaction contemplated hereby.

There is no suit or action, administrative, arbitration or other proceeding or governmental investigation pending, or to Buyer's Knowledge, Threatened against Buyer with respect to the transaction contemplated by this Agreement that challenges, or may have the effect of preventing, delaying, or making illegal, the contemplated transaction or which is reasonably expected to have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of Buyer taken as a whole.

         5.5. Brokers. Buyer has not made any agreement or taken any other action causing anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

         5.6. Investment in the Company Shares. Buyer acknowledges that the Company Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws and that the Company Shares are being sold to Buyer in reliance upon the representations and warranties contained in this Section 5.6. Buyer further understands that the sale of the Company Shares is intended to be exempt from registration under the Securities Act and under any applicable state securities laws. In furtherance thereof, Buyer represents and warrants to and agrees with the Sellers that (i) Buyer is purchasing the Company Shares for Buyer's own account, for investment purposes only and not with a view to the resale or distribution thereof except in compliance with the Securities Act and any applicable state and foreign securities laws and (ii) Buyer is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

         5.7. Independent Evaluation. Buyer has made such investigations and evaluations as it considers appropriate and has reached independent judgment of the terms of the contemplated transaction(s) and has not relied on any representations and/or warranties of the Company or Sellers except those expressly set forth in this Agreement (including the Schedules and Exhibits hereto) and in any certificate required hereby to be delivered with respect hereto. Such evaluation has included, without limitation, retention by Buyer of its own independent consultant(s), interviews of the Founder and Scott McNutt, review and/or inspection of the Company's business, assets and facilities and review of existing public records and various documents and records provided by the Company and/or Sellers respecting the Company and its business. Notwithstanding Buyer's investigation, Buyer has the right to rely upon the representations, warranties, covenants and agreements set forth in this Agreement (including the Schedules hereto) and in any certificate required hereby to be delivered with respect hereto.

         5.8. Sufficient Funds. Buyer has available and will have available at and after the Closing, if and as applicable, sufficient funds (i) to pay at the Closing the Initial Purchase Price to Sellers as required pursuant to Section
3.1 and (ii) to pay any Contingent Payments to Sellers in accordance with and subject to the terms of Section 3.4.

         6. Covenants and Agreements.

         6.1. Pre-Closing Covenants and Agreements. The parties covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

         (a) Ongoing Operations. The Company shall, and the Founder shall cause the Company to, conduct its business as heretofore conducted and use reasonable best efforts to preserve the present relationships between the Company and its suppliers, distributors, customers and others having business relations with it, and shall not, except with Buyer's prior written consent, which shall not be unreasonably withheld, delayed or conditioned: (i) declare, make or pay any distributions or dividends on its capital stock or any other equity securities;
(ii) make or grant any increases in salary or other compensation or bonuses to employees (other than in connection with arrangements or agreements in effect as of the date hereof and specifically disclosed in writing to Buyer) or grant any employee any severance or termination pay except in accordance with the Company's existing policies as set forth in the personnel manuals, if any, delivered to Buyer pursuant to Section 4.20 hereof, or establish, adopt, enter into or amend in any material respect any Employee Benefit Plan or any other bonus, profit sharing, thrift, pension, retirement, deferred compensation, policy or arrangement for the benefit of any directors, officers or employees;
(iii) make any material general adjustment in the type or hours of work of its employees; (iv) enter into or amend any agreement or transaction with any person or entity who or which is an associate or an affiliate of the Company or any Seller; (v) permit or engage in any of the actions or transactions set forth in Sections 4.6 (to the extent not otherwise covered by this Section 6.1(a)) and
4.23 hereof; (vi) acquire, exchange, lease, license or dispose of any property or assets, including, without limitation, any Intangible Property, other than in the ordinary course of the Company's business; (vii) issue or grant any shares of capital stock or other securities, whether or not such are exercisable for, convertible into or exchangeable for shares of capital stock or such other securities; (viii) amend or repeal any of its Constituent Documents; (ix) incur any indebtedness or permit any of its assets or property including, without limitation, any Intangible Property, to become subject to any Lien other than Permitted Liens and indebtedness incurred in the ordinary course of the Company's business; (x) make any capital expenditure in excess of $10,000; (xi) enter into, terminate or amend any Material Agreement; (xii) discount, collect or write-off any accounts or notes receivables other than in the ordinary course of business; (xiii) operate the business of the Company outside of the ordinary course of business except as specifically required by this Agreement; or (xiv) enter into any agreement to take any of the foregoing actions except as required by this Agreement.

                  (b) [intentionally omitted].

                  (c) Further Assurances. Each of the parties shall on or after the Closing, as may be appropriate, execute such documents and other papers and take such other further actions as may be reasonably required to carry out the provisions hereof and to effectuate the transactions contemplated in this Agreement. Each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing within such party's control, including obtaining any Consents (without being required to pay any third person (other than his/its attorneys) to obtain the same) required in connection herewith.

                  (d) Additional Disclosure. The Company shall promptly furnish Buyer with any information Buyer may reasonably request with respect to (i) the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement not to be fulfilled and/or (ii) any material adverse change in the financial condition, business or prospects of the Company. In addition, any contract or other agreement of the Company entered into between the date hereof and the Closing Date that would have been required to be listed on Schedule 4.13 hereto if entered into prior to the date hereof shall be delivered to Buyer by the Company promptly after being entered into and shall be deemed to be a Material Agreement for all purposes of this Agreement.

         (e) Exclusive Dealings. The Company (including any affiliates and associates thereof) and its officers and directors, and the Sellers shall not at any time prior to the earlier of the Closing or January 12, 2001, directly or indirectly, (i) encourage, solicit, initiate or participate in any discussions or negotiations with, furnish any information to or entertain or accept any inquiry or proposal from any person other than Buyer, regardless of the form of the proposed transaction, concerning the potential or proposed sale, exchange or transfer of any equity or debt securities or other interests of the Company (whether or not presently outstanding) or any material assets of the Company, or the merger, recapitalization, combination or consolidation of the Company with any other person, (ii) cause or permit the Company to dissolve or liquidate or
(iii) discuss or disclose the existence or contents of this Agreement or the agreements or transactions contemplated hereby, other than to the Company's advisors and attorneys who have a need to know such information. In the event that the Company and/or any Seller shall receive any solicitation, offer, inquiry or proposal of the type described in this Section 6.1(e), it/he will promptly notify Buyer.

         (f) Records. On the Closing Date, the Company and the Sellers' Representative shall deliver or cause to be delivered to Buyer or make available to Buyer at the Company's office all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records") in the possession or control of the Company and/or the Sellers relating to the Company.

         (g) Fees and Disbursements. Buyer and the Sellers shall pay their own costs and expenses, including the fees and disbursements of any counsel and accountants retained by any of them, incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

         (h) Maintenance of Insurance. The Company shall maintain in full force and effect its current insurance policies, unless simultaneously with any termination or lapse thereof, replacement policies shall be in full force and effect that provide coverage at levels and amounts equal to or greater than the coverage under such current policies.

         (i) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Sellers shall be responsible for all sales, use, transfer, real property transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees imposed upon or incurred in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"), and all necessary Tax Returns and other documentation with respect to any Transfer Taxes shall be filed by the party required to do so by applicable Law.

         (j) Resignations. On or before the Closing Date, the Company and/or the Sellers' Representative shall cause to be delivered to Buyer duly executed resignations, effective immediately after the Closing, of those officers and directors of the Company as shall be requested by Buyer on or before the Closing.

         (k) Supplemental Disclosure. The parties agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation to promptly supplement and/or amend all Schedules to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement. No such supplemented or amended Schedule shall be deemed to cure any breach of representation or warranty for any purpose or limit or otherwise affect the remedies available hereunder if the Closing does not occur as a result of such breach. If, however, the Closing occurs, any such supplement or amendment of any Schedule shall be effective to cure and correct for all purposes any breach of any representation or warranty which would have existed by reason of the party(ies) not having made such supplement or amendment.

         (l) Working Capital. The Company shall have at least $100,000 of working capital (determined in accordance with GAAP) as of the Closing.

         6.2. Post-Closing Covenants and Agreements. Buyer and the Sellers covenant and agree from and after the Closing Date as follows:

         (a) Non-Interference. During the Non-Interference Period (as defined below), the Sellers shall not, directly or indirectly, (x) recruit any employee of Buyer or the Company or solicit or induce, or attempt to solicit or induce, any employee of Buyer or the Company to terminate his employment with, or otherwise cease his relationship with Buyer or the Company or (y) solicit, divert or take away, or attempt to solicit, divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Buyer or the Company that were contacted, solicited or served by Buyer or the Company while such Seller was employed or retained by, or affiliated with the Company or Buyer, as the case may be.

         For purposes of this Agreement, the "Non-Interference Period" shall mean the period of time commencing on the Closing Date and continuing until (A) with respect to the Employee Sellers, the three (3) year anniversary of the Closing Date and (B) with respect to the Founder, the four (4) year anniversary of the Closing Date.

         (b) Non-Compete. During the Non-Competition Period (as defined below), the Sellers shall not, directly or indirectly: (i) engage in any business or activity that competes with Buyer in any geographic area where Buyer is then marketing or selling its products or providing services; (ii) enter the employ of any person or entity that competes with Buyer or render any consulting or other services to any person or entity for use in or with the effect of competing with Buyer; or (iii) have an interest in any business or activity that competes with Buyer, in any capacity, including, without limitation, as an investor, partner, stockholder, officer, director, principal, agent, employee, or creditor; provided, however, that nothing herein shall prevent the purchase or ownership by the Sellers of less than two percent (2%) of the outstanding equity securities of any class of securities of a company registered under Section 2 of the Securities and Exchange Act of 1934, as amended.

         For purposes of this Agreement, "Non-Competition Period" shall mean the period of time commencing on the Closing Date and continuing until (A) with respect to the Founder, the three (3) year anniversary of the Closing Date or, in the event that if the Contingent Payments set forth in Sections 3.4(a)(i) and
(ii) are earned in accordance with Schedule 3.4 hereto, the four (4) year anniversary of the Closing Date and (B) with respect to the Employee Sellers, the eighteen (18) month anniversary of the Closing Date; provided, that with respect to Zining Wang only, the geographic area of this non-compete provision shall be limited to the United States of America if Mr. Wang does not receive an appropriate work authorization permit from the Immigration and Naturalization Services within one year from the date hereof through no fault of his own.

         (c) Confidentiality. (i) Each Seller acknowledges that all information concerning the Company's business, financial condition, operations, strategies and prospects, including, but not limited to, customer, supplier and distributor lists, trade secrets, plans, manufacturing techniques, sales, marketing and expansion strategies, products, services, production, development, Intangible Property, technology and processes and all related technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data relating to the Company are valuable, special and unique assets of the Company (collectively, the "Confidential Information"); provided, however, that Confidential Information shall not include any information that is or shall become generally known in the industry or in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain), other than as a result of a breach of the provisions hereof.

                  (ii) Buyer agrees that neither Buyer nor any of its affiliates shall (until after the Closing) disclose any Confidential Information to any person or make use of or exploit any Confidential Information for its own purposes or for the benefit of any person, other than to its accountants, attorneys, consultants or other representatives to the extent reasonably necessary to complete its due diligence review of the Company's business and to document and consummate the transactions contemplated by this Agreement; provided, that Buyer shall notify such accountants, attorneys, consultants or other representatives of Buyer's obligations under the terms of this Section 6.2(c)(ii) and Buyer shall be responsible for its accountants, attorneys, consultants or other representatives compliance with the provisions of this
Section 6.2(c)(ii).

                  (iii) Each Seller acknowledges and agrees that all Confidential Information is the exclusive property of the Company and, after the Closing, of Buyer. No Seller shall disclose, directly or indirectly, Confidential Information to any person or, directly or indirectly, make use of or exploit for his own purposes or the benefit of any other person (other than Buyer and its affiliates in connection with Sellers' employment arrangements with Buyer) any Confidential Information.

         (d) Developed Property. Each Seller hereby acknowledges and agrees that during such time as he was a stockholder and/or employee of the Company, any and all United States and/or foreign patents, patent applications, trademarks, service marks, inventions, discoveries, innovations, improvements, trade secrets and secret processes, whether or not patentable, which he may have conceived, developed or made, either alone or in conjunction with others, and which were used in or developed for the business of the Company or in connection with such Seller's employment with the Company (collectively "Developed Property"), have been and shall be fully disclosed to the Company and Buyer, and are the sole and exclusive property of the Company and, upon Closing, shall be the sole and exclusive property of Buyer, whether or not disclosed, as against the Founder or such Employee Seller, as the case may be. The Founder and each Employee Seller hereby unconditionally and irrevocably assigns to Buyer any and all right, title and interest in and to such Developed Property and hereby irrevocably and unconditionally waives any rights in or to such Developed Property.

         (e) Equitable Relief. Buyer and each of the Sellers acknowledge and agree that any breach by Buyer, the Company or any Seller of any provision of Sections 6.1(e), 6.2(a), (b), (c) or (d) hereof would cause irreparable injury and could not be remedied solely by monetary damages. In the event of a breach or threatened breach of any of such provisions, any non-breaching party shall be entitled to equitable relief, including, without limitation, injunctive relief and specific performance, without proof of actual damages. Such relief shall be in addition to any other remedies available at law or in equity.

         (f) Election Pursuant to Section 338(h)(10). Within one hundred twenty
(120) days after Closing, the Sellers and Buyer shall cooperate to take or cause to be taken, and shall take or cause to be taken, all actions necessary and appropriate to effect a timely proper election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and, to the extent possible, to make similar elections for state and local income tax purposes. The Sellers and Buyer shall comply fully with all filing and other requirements necessary to effectuate such elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any tax returns required to be filed by the Sellers, the Company and Buyer in connection with the making of the elections, including the exchange of information and the joint preparation and delivery to each other within one hundred twenty (120) days after Closing of a properly executed Form 8023 ("Elections Under Section 338 for Corporations Making Qualified Stock Purchase"), including related schedules, and the filing of such Form and related schedules with their respective income tax returns, and the income tax return of the Company for its taxable year ending on the Closing, in the time and manner prescribed by law. In addition, in accordance with the instructions to Form 8023, Buyer shall be responsible for filing a complete and executed original of the Form 8023 with the District Director for the Internal Revenue Service where the main corporate office of Buyer is located (or, if Buyer is a member of a consolidated group, with the District Director of the common parent of the consolidated group). The Form 8023, as completed and jointly executed by the Sellers and Buyer, shall reflect a binding allocation of the Initial Purchase Price and the Contingent Payments (as reduced by any imputed interest with respect to such Contingent Payments as determined under Section 1274(d) of the Code) among the Class I, II, III, IV, V, VI and VII assets of the Company, as prescribed by the Treasury Regulations under Section 338 of the Code and the instructions to Form 8023.

         (g) Tax Indemnification and Reimbursement. If, as a result of the making of an election under Section 338(h)(10) of the Code and the allocation of the Initial Purchase Price and Contingent Payments (exclusive of imputed interest) among the assets of the Company pursuant to Section 6.2(f) hereof, the Company realizes ordinary income (rather than capital gains) on the deemed sale of its assets which, in turn, passes-thru to Founder and Employee Sellers, Buyer shall pay to the Sellers' Representative an additional amount (the "Additional Amount") which shall be a percentage of the total gains realized by the Company on such deemed sale of its assets, such percentage to be determined as follows:
(i) the Initial Purchase Price and Contingent Payments (exclusive of imputed interest) shall be allocated among the assets of the Company as provided in
Section 6.2(f) hereof; (ii) the parties shall determine the gain realized by the Company with respect to each class of assets; (iii) a fraction shall be computed, the numerator of which shall be the amount of such gains as do not qualify for capital gains treatment and the denominator of which shall be the total amount of gains realized with respect to all assets deemed sold by the Company; (iv) said fraction shall be multiplied by 19.6%; and (v) the result shall be multiplied by 135%. For purposes of Section 6.2(f) hereof, such Additional Amount shall be treated as additional purchase price, and shall be allocated to such class of assets as are in the nature of goodwill and/or going concern value. Such Additional Amount shall be payable by Buyer to the Sellers' Representative at such time as the allocation of the Initial Purchase Price and Contingent Payments (exclusive of imputed interest) is determined and the election under Section 338(h)(10) of the Code is filed in accordance with
Section 6.2(f) hereof.

         7. Conditions Precedent to the Obligation of Buyer to Close. The obligation of Buyer to complete the Closing is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which (other than the first sentence of Section 7.4 hereof) may be waived by Buyer in writing:

         7.1. Agreements and Conditions. On or before the Closing Date, the Company and the Sellers shall have complied with and duly performed in all material respects all covenants, agreements and conditions on their parts to be complied with and performed by such date pursuant to this Agreement.

         7.2. Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specified date, then as of such date).

         7.3. Loss, Damage or Destruction. Between the date hereof and the Closing Date, there shall not have been any loss, damage or destruction to or of any of the assets, property or business of the Company in excess of $100,000 in the aggregate not covered by insurance, nor shall the assets, business or prospects of the Company have been adversely affected in any significant way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy or otherwise.

         7.4. No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or Threatened to restrain, materially delay or prohibit the transactions contemplated hereby. Additionally, on the Closing Date there shall be no court or governmental action or proceeding pending or Threatened against or affecting the Company which involves a demand for any judgment or recovery, whether or not covered by insurance, and which may result in any material adverse change in the business, assets, prospects or financial condition of the Company.

         7.5. Material Adverse Change. There shall have been no material adverse change in the financial condition, business, assets or prospects of the Company since October 31, 2000.

         7.6. Exercise or Cancellation of Rights to Acquire Capital Stock of the Company. The Sellers' Representative shall have provided Buyer with evidence reasonably satisfactory to Buyer that the right of Scott McNutt to acquire capital stock of the Company pursuant to that certain Employment Letter Agreement, dated December 27, 1999, by and between the Company and Mr. McNutt shall have been irrevocably and unconditionally terminated on or prior to the Closing and any and all payments or other obligations of the Company with respect to such right shall have been paid or otherwise satisfied.

         7.7. Officer's Certificate. Buyer shall have received a certificate dated the Closing Date and executed by a duly authorized executive officer of the Company and the Sellers' Representative certifying that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 hereof have been fulfilled. The receipt of such certificate and the consummation of the Closing shall not constitute a waiver by Buyer of any of the representations and warranties of the Company or any Seller contained in Section 4 hereof. Upon the delivery of such certificate, the representations and warranties contained in Section 4 hereof shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent that any such representation or warranty is made as of a specified date, then as of such date).

         7.8. Opinion of the Company's Counsel. Buyer shall have received a legal opinion, dated the Closing Date, from Scarinci & Hollenbeck, LLC, counsel to the Company and the Founder, substantially in the form of Exhibit G attached hereto.

         7.9. Secretary's Certificate. Buyer shall have received a certificate dated the Closing Date and executed by the Secretary of the Company setting forth a copy of the resolutions adopted by the Board of Directors of the Company duly authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.10. The Company Shares. Buyer shall have received the stock certificates representing all of the Company Shares, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer.

         7.11. Consents. Buyer shall have received copies of all Consents set forth on Schedule 4.10 necessary to effectuate the transactions contemplated hereby.

         7.12. Resignations; Authorizations. Buyer shall have received, effective as of the Closing Date, written resignations of the directors and officers of the Company required to resign pursuant to Section 6.1(j) hereof. The Company and the Sellers' Representative shall have delivered to Buyer all necessary documents in order for Buyer to terminate all authorizations with respect to the Company's bank or other accounts and any powers of attorney granted by the Company required to be set forth on Schedule 4.25 hereto.

         7.13 Minute Books and Stock Records; Certified Documents. The Company and the Sellers' Representative shall have delivered to Buyer (i) true and complete originals of the minute books, stock records, stock ledger and corporate seal of the Company, (ii) a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of New Jersey, (iii) a good standing certificate evidencing the good standing of the Company in the State of New Jersey certified by the Secretary of State of New Jersey and (iv) a copy of the Bylaws of the Company in effect at the time of the Closing certified by the Company's Secretary, as being true and complete.

         7.14. Escrow Agreement. Buyer shall have received an Escrow Agreement, substantially in the form and substance of Exhibit A hereto, fully executed by all parties thereto other than Buyer.

         7.15. Employment Offer Letters; Confidentiality and Non-Compete Agreements. Buyer shall have received Employment Offer Letters, substantially in the form of Exhibit B hereto (the "Employment Letters"), and Confidentiality, Inventions and Non-Compete Agreements, substantially in the form of Exhibit C hereto (the "Non-Compete Agreements") executed by each of Robert Cochran, Robert Grimm, Tomasz Wolak, Dariusz Dzik, Zining Wang and Scott McNutt. Buyer shall have received an Employment Agreement executed by Robert Cochran, substantially in the form of Exhibit D hereto (the "Cochran Employment Agreement") and a Confidentiality, Inventions and Non-Compete Agreement executed by Robert Cochran, substantially in the form of Exhibit E hereto (the "Cochran Non-Compete Agreement").

         7.16. Releases. Buyer shall have received executed general releases from each Seller and each director of the Company in form and substance satisfactory to Buyer substantially in the form of Exhibit D hereto.

         7.17. Form 8023. Buyer shall have received an executed Form 8023 and schedules thereto from the Sellers.

         8. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to complete the Closing is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which (other than Section 8.3 hereof) may be waived by the Sellers' Representative in writing:

         8.1. Agreements and Conditions. On or before the Closing Date, Buyer shall have complied with and duly performed in all material respects all agreements and conditions on its part to be complied with and performed by such date pursuant to this Agreement.

         8.2. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         8.3. No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or Threatened to restrain, materially delay or prohibit the transactions contemplated hereby.

         8.4. Officer's Certificate. The Sellers' Representative shall have received a certificate dated the Closing Date and executed by a duly authorized executive officer of Buyer certifying that the conditions set forth in Sections 8.1, 8.2 and 8.3 hereof have been fulfilled. Upon the delivery of such certificate, the representations and warranties contained in Section 5 hereof shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on such date.

         8.5. Payment of the Closing Payment and Deposit of Escrow Amount. Buyer shall have deposited the Closing Payment into the Disbursement Account pursuant to Section 3.2 hereof and the Escrow Amount into the Escrow Account pursuant to
Section 3.3 hereof.

         8.6. Consents. The Sellers' Representative shall have received copies of all Consents set forth on Schedule 5.4 hereto necessary to effectuate the transactions contemplated hereby.

         8.7. Escrow Agreement. The Sellers' Representative shall have received an Escrow Agreement fully executed by all parties thereto other than the Sellers' Representative.

         8.8. Employment Letters. Scott McNutt, Tomasz Wolak, Robert Grimm, Dariusz Dzik and Zining Wang each shall have received an Employment Offer Letter executed by the Company substantially in the form of Exhibit B hereto. Robert Cochran shall have received the Cochran Employment Agreement executed by the Company.

         8.9. Opinion of Buyer's Counsel. The Sellers' Representative shall have received a legal opinion, dated the Closing Date, of Kirkpatrick & Lockhart LLP, special counsel to Buyer, substantially in the form of Exhibit H hereto.

         9. Survival of Representations and Warranties. Notwithstanding any right of Buyer to investigate fully the affairs and conditions of the Company, Buyer has the right to rely upon the representations, warranties, covenants and agreements of the Company, Founder and when specifically provided for, each of the Sellers expressly set forth in this Agreement. All representations and warranties of or by any party contained in this Agreement (including the Schedules hereto) and in any certificate required hereby to be delivered with respect hereto will be deemed to be representations and warranties hereunder and shall survive the Closing for a period of eighteen (18) months, and shall then terminate; provided, however, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Sections 4.16 and 4.17, which shall survive the Closing for a period of three (3) years, Sections 4.8, 4.24, 4.26 and 5.5 hereof, which shall survive until the expiration of the applicable statute of limitations and Sections 4.1, 4.3, 4.7 and 5.2, which shall survive indefinitely.

         10. Indemnification.

         10.1. Obligations of the Company and/or the Sellers to Indemnify. The Company, if the Closing shall not occur, and each Seller shall severally indemnify, defend and hold harmless Buyer and each of its directors, officers, shareholders, agents, affiliates, successors and permitted assigns from and against, and shall pay and/or reimburse the foregoing persons for, any and all losses, liabilities, claims, obligations, penalties, damages and costs and expenses (including reasonable attorneys' fees and disbursements and other costs incurred or sustained by an Indemnitee (as defined below) in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party (as defined below) or between the Indemnitee and any third-party or otherwise), whether or not involving a third-party claim (collectively, "Losses"), relating to or arising out of (a) any breach (or alleged breach in connection with a claim asserted by a third-party) of any representation or warranty of such Seller and/or the Company contained in this Agreement, (b) any breach of any covenant or agreement of such Seller and/or the Company contained in this Agreement and (c) any claim arising out of or relating to the products and/or services provided or rendered by the Company pursuant to contracts and other agreements entered into and completed by the Company prior to the Closing, including, without limitation, the development contracts and purchase orders set forth in Schedule 4.13 hereto, and those contracts set forth on Schedule 4.13A(1) hereto, which are brought by the other party to such contract or other agreement, and shall reimburse such Indemnitee for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or Threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third-party), whether or not any such Indemnitee shall be named as a party thereto and whether or not any liability shall result therefrom.

         Notwithstanding the foregoing, in the case only of claims for indemnification brought by Buyer against the Company and/or the Sellers arising out of a third-party claim alleging infringement of a patent or violation of any copyright or protected intangible property right and based on a breach of the representations and warranties contained in Sections 4.16(a) and (e) hereof, "Losses" shall not include, and the Company and/or the Sellers shall not be responsible for reimbursing Buyer for, costs and expenses (including reasonable attorneys' fees and disbursements and other costs incurred or sustained by Buyer in connection with the investigation, defense or prosecution of any such claim) unless a final order of a court of competent jurisdiction has been entered with a finding or ruling of patent infringement or violation of such copyright or protected intangible property right with respect to the underlying third-party claim.

         10.2. Obligation of Buyer to Indemnify. Buyer shall indemnify, defend and hold harmless the Sellers and the Company and each of its directors, officers, agents, affiliates, successors and permitted assigns from and against, and shall pay and/or reimburse the foregoing persons for, any and all Losses relating to or arising out of (a) any breach (or alleged breach in connection with a claim asserted by a third-party) of any representation or warranty of Buyer contained in this Agreement and (b) any breach of any covenant or agreement of Buyer contained in this Agreement, and shall reimburse such Indemnitee for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or Threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third-party), whether or not any such Indemnitee shall be named as a party thereto and whether or not any liability shall result therefrom.

         10.3. Indemnification Procedure; Defense. If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 10.1 or
10.2 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof promptly, and in no event later than thirty (30) days, following the Indemnitee's receipt of such notice, but failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder or otherwise, unless the Indemnifying Party shall be materially prejudiced by such failure. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this Section 10.3, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted liability, he/it shall promptly, but in any event within fifteen (15) days (or sooner, if the nature of the asserted liability so requires), notify the Indemnitee of his/its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right, except as provided below in this Section 10.3, to conduct and control the defense of any third-party claim made for which he/it has been provided notice hereunder. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate in, but not control, at his/its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at its own cost and expense. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within his/its control that are reasonably required for such defense.

         10.4. Limitation on Liability. Notwithstanding any provision of this
Section 10 to the contrary, no Indemnitee shall be entitled to assert any claim for indemnification in respect of claims for breach of representations or warranties under each Section 10.1(a) and 10.2(a) hereof until such time as claims for indemnification thereunder shall exceed $100,000, and then only to the extent such claims and/or Losses exceed $100,000; provided, however, that the dollar amount of such indemnification obligations may not exceed, in the aggregate, the amount of the Escrow Amount and the Contingent Payments actually paid by Buyer up to an aggregate amount of $5,000,000 (the "Claims Limitation"). Notwithstanding the foregoing, the limitations provided in this Section 10.4 shall not apply to indemnification obligations relating to any breach of the representations and warranties contained in Section 4.1, 4.3, 4.7, 4.8, 4.24,
5.2 and 5.8, for which the Indemnitee shall be entitled to indemnification for the full dollar amount of the Loss.

         11. [intentionally deleted].

         12. Miscellaneous.

         12.1. Consent to Jurisdiction. Any legal action, suit or proceeding in equity or at law arising out of or relating to this Agreement and the transactions contemplated hereby shall be instituted in the state or federal courts located in either the State of New Jersey or the State of Florida and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

         12.2. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise clearly requires:

                  "affiliate" with respect to any person, means and includes any other person controlling, controlled by or under common control with such person.

                  "associate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act of 1933, as amended.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations (as hereinafter defined).

                  "contracts and other agreements" means and includes all contracts, agreements, purchase orders, licenses, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments, obligations or other binding arrangements, oral or written.

                  "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person alleging potential Liability (including Liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release or threatened release into the environment, of any Hazardous Materials at any location (whether or not owned) presently or formerly operated, leased or managed by the Company in violation of any Environmental Law or (ii) any and all claims by any third-party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials in violation of any Environmental Law.

                  "Environmental Laws" means any laws, statutes, regulations, rules or orders which relate to or otherwise impose Liability or a standard of conduct concerning the discharge, emission, storage, treatment, transportation, handling, release, threatened release, or disposal of Hazardous Materials, including, but not limited to, the Air Pollution Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act of 1976, as amended, and any other similar federal, state or local statutes.

                  "GAAP" means United States generally accepted accounting principles.

                  "Hazardous Materials" means any pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including (i) petroleum, crude oil and any fractions thereof,
(ii) natural gas, synthetic gas and any mixtures thereof, (iii) asbestos and/or asbestos-containing material, (iv) radon and (v) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs.

                  "Knowledge" an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter without in any manner making or undertaking a special investigation concerning the existence of such fact or other matter. In the context of this Agreement, (i) the Company will be deemed to have "Knowledge" of a particular fact or other matter if Founder has or at any time has had "Knowledge" of such fact or other matter, and
(ii) Buyer will be deemed to have "Knowledge" of a particular fact or other matter if its executive officers have or at any time has had "Knowledge" of such fact or other matter. With respect to Section 4.16(a) hereof only, the "Knowledge" of the Company and Founder shall be such parties' Knowledge as of November 30, 2000.

                  "Liabilities" means debts, liabilities or obligations, whether absolute or contingent, asserted or unasserted, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, due or to become due, or fixed or unfixed.

                  "Lien" means and includes any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal or offer, easement, servitude, transfer restriction or voting requirement under any or similar agreement, or any other encumbrance, restriction or limitation whatsoever.

                  "person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                  "property" means real, personal or mixed property, tangible or intangible.

                  "Tax Returns" means all written returns, declarations, reports, forms, estimates, information returns and statements filed in respect of any Taxes and supplied to any taxing authority in connection with any Taxes.

                  "Taxes" (or "Tax" where the context requires) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

                  "Threatened" a claim, proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred that would lead a prudent person to conclude that such a claim, proceeding, dispute, action or other matter may be asserted, commenced, taken or otherwise pursued in the future.

                  "Treasury Regulations" means the regulations promulgated under the Code.

         12.3. Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by Buyer and the Sellers' Representative jointly (which approval shall not be unreasonably withheld, delayed or conditioned) other than any announcement required by applicable securities laws or the rules and regulations of any stock or similar exchange to which a party is subject; provided, that the party making such disclosure shall notify the other party in advance of such disclosure.

         12.4. Appointment and Duties of Sellers' Representative.

         (a) Each Seller hereby irrevocably appoints the Founder to act as "Sellers' Representative" on his behalf hereunder and all other agreements and certificates contemplated by this Agreement, including, but not limited to, the Escrow Agreement and any certificates required to be delivered pursuant to
Section 7 hereof and to perform his obligations hereunder and thereunder. Each Seller hereby irrevocably authorizes the Sellers' Representative to take such actions on his behalf and to exercise such powers as are designated to the Sellers' Representative by the terms and provisions of this Agreement, together with such actions and powers as are reasonably incidental thereto. The Founder hereby accepts such appointment as Sellers' Representative.

         (b) Buyer shall be entitled to rely upon instructions from the Sellers' Representative with respect to the giving of any notices to any Seller as an "Indemnitee" or an "Indemnifying Party" hereunder or otherwise in connection with this Agreement. Buyer shall not be liable for any acts or omissions of the Sellers' Representative in connection with the performance by the Sellers' Representative of his obligations hereunder. Each Seller hereby appoints the Sellers' Representative as his agent for purposes of the first sentence of this subsection (b).

         12.5. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, or by a recognized overnight courier for next business day delivery and requiring proof of delivery and/or receipt, certified, registered, or express mail, postage or fees prepaid, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt or the next business day after delivered to such overnight courier or express mail service or, if mailed, five (5) days after the date of mailing, as follows:

         if to Buyer, to:

                  Artesyn Technologies Communication Products, Inc. 7900 Glades Road
                  Suite 500
                  Boca Raton, FL 33434-4105
                  Attn:  Chief Financial Officer
                  Fax:  (561) 451-1020

                  with a copy to:

                  Kirkpatrick & Lockhart LLP
                  1251 Avenue of the Americas
                  New York, NY  10020
                  Attn:  John D. Vaughan, Esq.
                  Fax:  (212) 536-3901

         if to the Sellers' Representative, to:

                  Robert Cochran
                  P.O. Box 2277
                  Farmingdale, NJ  07727
                  Fax:

                  with a copy to:

                  Scarinci & Hollenbeck, LLC
                  500 Plaza Drive
                  P.O. Box 3189
                  Secaucus, NJ 07096
                  Attention: Kenneth J. Hollenbeck, Esq.
                  Fax: (201) 348-3877

         Any party may by notice given in accordance with this Section 12.5 to the other parties designate another address or person for receipt of notices hereunder.

         12.6. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the agreements, certificates, instruments and documents executed in connection with the consummation of the transactions contemplated hereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, communication and understandings between the parties hereto relating to the subject matter thereof.

         12.7. Waivers and Amendments. This Agreement may be amended, superseded or canceled only by a written instrument signed by Buyer and the Sellers' Representative. Any of the terms or conditions hereof may be waived only by a written instrument signed by the party or parties (Buyer and the Sellers' Representative on behalf of the Sellers) to be bound thereby. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         12.8. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, legal beneficiaries and heirs. This Agreement and any rights or obligations hereunder shall not be assignable or delegable by any party except with the prior written consent of the other parties and except that after the Closing, Buyer may assign its rights hereunder to any affiliate thereof; provided, that such assignment shall not release Buyer from its obligations hereunder.

         12.9. Existing Employment Agreements. Effective at Closing, each of the Sellers' employment agreements with the Company shall be irrevocably and unconditionally terminated on or prior to the Closing without any change of control or severance payment being due and payable or having been paid by the Company other than the issuance of Common Stock to the Employee Sellers in accordance with the capital restructuring plan presented to and approved by Buyer.

         12.10. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         12.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         12.12. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect or limit the meaning or interpretation of this Agreement.

         12.13. No Strict Construction. The language used in the Agreement has been negotiated by the parties hereto and will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

         12.14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such jurisdiction.

         12.15. No Third-Party Beneficiaries. Except as provided in Sections
10.1 and 10.2 hereof, there are no intended third-party beneficiaries to this Agreement and this Agreement does not confer, and shall not be construed to confer, upon any person or entity, other than the parties hereto, any rights, privileges or remedies hereunder or otherwise.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.


                                     ARTESYN TECHNOLOGIES COMMUNICATION
                                     PRODUCTS, INC.

                                     By:
                                        ---------------------------
                                         Richard J. Thompson
                                         Chief Financial Officer


                                     REAL-TIME DIGITAL, INC.

                                     By:
                                        ---------------------------
                                         Robert E. Cochran
                                         President


                                     FOUNDER:

                                     ------------------------------
                                     Robert Cochran


                                     EMPLOYEE SELLERS:

                                     ------------------------------
                                     Robert Grimm

                                     ------------------------------
                                     Tomasz Wolak

                                     ------------------------------
                                     Dariusz Dzik

                                     ------------------------------
                                     Scott McNutt

                                     ------------------------------
                                     Zining Wang

                                       34